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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION OF
                                   SEITEL, INC.

     Seitel, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation:

          RESOLVED, that Article FOURTH of the Certificate of Incorporation of the Corporation be amended by deleting existing Article FOURTH and replacing it with the following:

     "FOURTH:

     (a) The aggregate number of shares of all classes of stock which the corporation shall have the authority to issue is twenty-five million (25,000,000), consisting of and divided into:

          (i) one class of twenty million (20,000,000) shares of common stock, par value $0.01 per share; and

          (ii) one class of five million (5,000,000) shares of preferred stock, par value $0.01 per share, which may be divided into and issued in series, as hereinafter provided.

     (b) Each share of the common stock of the corporation shall be entitled to one vote on all matters requiring a vote of the shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, shall be entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the board of directors. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, subject to the rights of the holders of any outstanding shares of preferred stock, the holders of common stock shall be entitled to share ratably, according to the number of shares held by them, in all remaining assets of the corporation available for distribution.

     (c) The board of directors is authorized, at any time or from time to time, to issue preferred stock and (i) to divide the shares of preferred stock into series; (ii) to determine the distinguishing designation for any such series; (iii) to determine the number of shares in any such series; and
     (iv) to determine with respect to the shares of any such series:

          (A) whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods

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          and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends;

          (B) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the corporation;

          (C) whether, and if so upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;

          (D) whether, and if so upon what terms and conditions, such shares shall be redeemable;

          (E) whether the shares shall be subject to any sinking fund for the purchase or redemption of such shares and, if so, the terms of such fund;

          (F) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof, provided that the holders of such shares of preferred stock (i) will not be entitled to more than the lesser of (x) one vote per $100 of liquidation value or (y) one vote per share, when voting as a class with the holders of shares of common stock, and (ii) will not be entitled to vote on any matter separately as a class, except to the extent (1) required by law or (2) specified for any series (x) with respect to an amendment of this Certificate of Incorporation affecting the powers, preferences, or special rights of such series or (y) with respect to the election of directors in the event of the failure of the corporation to pay dividends on such series; and

          (G) whether the holders thereof shall be entitled to other preferences or rights and, if so, the qualifications, limitations, or restrictions of such preferences or rights."

     SECOND: That the annual meeting of the Corporation was duly called and held on July 28, 1993, and at such meeting the necessary number of shares as required by law were voted in favor of such amendments.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Paul A. Frame, its President, and Debra Valice, its Secretary, this 28th day of July, 1993.

                                          ATTEST:

/s/ Paul A. Frame                                 /s/ Debra Valice
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Paul A. Frame, President                          Debra Valice, Secretary